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                                                                   EXHIBIT 10.12
                             SUN MICROSYSTEMS, INC.

                       SOFTWARE CHANNEL PROGRAM AGREEMENT

                           (United States and Canada)

This Sun Software Channel Program Agreement ("Agreement") and the Sun Channel Program Guide ("Guide") contain the terms applicable to participants in the Sun Software Channel Program. The terms of Section A and B below apply to participants which resell Sun software products. For other participants which do not resell Sun Software products, such as consultants and systems integrators, only the terms of Section B apply.

Upon Sun Microsystems, Inc. ("Sun") issuing to the undersigned applicant ("Applicant") an authorization number ("Authorization"), Sun appoints Applicant as a nonexclusive "Authorized Software Partner" or "Authorized Software Enterprise Partner" as indicated by the Authorization.

Section A

1.0)  Obligations. Applicant agrees to:

1.1) Sell only Sun software products which Applicant is authorized to sell as indicated in the Guide ("Licensed Products"). Licensed Products may be acquired by Applicant only from Sun Authorized Software Distributors and Master Resellers ("Authorized Distributors");

1.2) Pass along to End Users the Binary Code License ("BCL") contained in Licensed Products;

1.3) Provide End Users with a warranty for Licensed Products at least equivalent to the warranty provided by the Authorized Distributor from which Applicant acquired the Licensed Product and indemnify Sun for any liability or damages caused by Applicant's provision of any other warranty;
1.4) P rovide to Sun (or its designee) a written point-of-sale report as described in the Guide (Authorized Software Enterprise Partners only);

1.5) Sell Licensed Products only to End Users located in United States and Canada ("Territory"). "End User" means a person or entity who acquires Licensed Products for its own internal use and does not include an entity which resells, licenses or leases Licensed Products; and

1.6)  Use its best efforts to promote the sale of Licensed Products.

2.0) Support. During the Term of this Agreement, Applicant will provide prospective End Users with complete pre-sale support, and End Users with post-sale support as provided in the Guide.

3.0)  Subscription Kits.

3.1) Sun grants to Applicant a non-transferable, nonexclusive, limited license to distribute Subscription Kits within the Territory. "Subscription Kit" means tangible or electronically
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downloadable materials for Licensed Products designated in the applicable Sun price list as a Sun Software Subscription product and delivered in a kit form. Subscription Kits contain (i) a certificate for the Sun Software Subscription services entitling an End User to receive drop-shipments of upgrades for Licensed Products directly from Sun; (ii) Sun Software Subscription services program terms; (iii) End User registration and acceptance forms to be completed and returned to Sun; and (iv) marketing collateral.

3.2) Applicant may not open any Subscription Kit prior to delivery to End Users. Applicant may not sell or distribute Subscription Kits unless the End User has first provided satisfactory proof of its license for the most current version of the Licensed Products. Proof of End User's current license will be satisfied by the End User showing Applicant copies of its license or install disk, cover page of the install disk manual or other form of proof satisfactory to Sun that End User is licensed to the current version level.

3.3)  Subscription Kits may be purchased only from Authorized Distributors.

3.4) In the event an End User does not accept the terms provided in the Subscription Kits and elects within fifteen (15) days of purchase to return the Subscription Kit to Applicant, Applicant must accept return of the Subscription Kit and refund the fees paid by End User. Applicant may return, shipping prepaid, to the Authorized Distributor from which the Subscription Kit was purchased, the Subscription Kit returned by the End User for a refund of the fees paid by Applicant, provided, however, that: (i) the Subscription Kit was properly returned to Applicant by the End User within fifteen (15) days of its purchase; and (ii) Applicant requests and has received a Return Material Authorization ("RMA") number from the Authorized Distributor within five (5) business days of the Subscription Kit's return by the End User to Applicant.

3.5) Any additional subscription offerings and requirements are set forth in the Guide.

Section B

1.0)  Obligations.  Applicant agrees to:

1.1) Report promptly to Sun all suspected and actual problems with any Licensed Product;

1.2) Display, demonstrate and represent Licensed Products fairly and make no representations concerning Sun or Licensed Products which are false, misleading or inconsistent with those representations set forth in literature distributed by Sun;

1.3) Adhere to Sun's applicable requirements for training, including for authorized sales representatives and authorized systems engineers as set forth in the Guide; and

1.4) Provide Sun on a quarterly basis with a relationship planning document as described in the Guide.

2.0) Access to Sun Software Channel Program Web Site. Subject to the following, Sun will provide Applicant with an account login, password and the site URL for Sun's proprietary channel information system ("Channel Web").

2.1) Title to and ownership in all products, including software products, documents and other program information contained in the Channel Web ("Web Contents") will solely and exclusively be and remain in Sun and/or its licensors.

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2.2)  Applicant is not authorized to make any modifications or revisions to the
Web Contents nor distribute the Web Contents to any third party. Applicant will indemnify Sun form all liability, expense, and damage of any type arising form Applicant's violation of this Section B.2.0.

2.3) Applicant acknowledges that Sun is not obligated to make any of the Web Contents available as a final Sun product. Sun retains the right to make any modifications or changes to the Web Contents at any time without prior notice to Applicant. The Web Contents are provided strictly on as "AS IS" basis. Applicant acknowledges that no support will be provided by Sun for the software product(s) contained in the Web Contents.

2.4) Applicant may use software products contained in the Web Contents only for: (i) its internal evaluation purposes and (ii) at its primary business facility. If the software products contain third party code, Applicant's use of the products may be subject to additional terms.

3.0) Sun Channel Program Guide. Applicant understands that the Guide sets forth additional terms and authorization requirements and that Applicant's appointment is conditioned on its compliance with this Agreement and the Guide. Changes to the Guide will be provided via the Channel Web and Applicant agrees to be bound by these changes. For those Applicants who do not have regular access to the internet and Channel Web, printed copies of changes to the Guide will be provided by Sun upon written request.

4.0)  Not For Resale Software.

4.1) As part of the Sun Software Channel Program, Applicant may obtain not-for-resale copies of Licensed Products ("NFR Software"). Licensed Products available as NFR Software are designated on Channel Web and may be ordered only from Authorized Distributors. Applicant may use no more than one (1) copy of each NFR Software at each Applicant business location. Each location at which NFR Software is used must be staffed with Applicant employees who have met all applicable training, testing and authorization requirements set forth in the Guide.

4.2) NFR Software must at all times be clearly labeled "Not For Resale Software" and may be used only for purposes of internal staff training, pre-sales support, customer demonstrations and Sun approved marketing.

4.3) Applicant must destroy all NFR Software: (i) upon notice that the NFR Software has been discontinued or is available as a new revision release or (ii) if it is no longer being used on a regular basis by Applicant for the purposes described in Section B.4.2. To obtain new revision releases of NFR Software, Applicant must provide Authorized Distributor with written certification that the NFR Software has been destroyed.
4.4) In addition to this Section B.4.0, Applicant's use of NFR Software is further subject to the terms of the BCL which accompanies the software.

4.5) Applicant may not use the NFR Software for development of software programs; nor copy, resell or distribute the NFR Software to any third party.

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5.0)  Disclaimer of Warranties.

5.1) Unless specified in this Agreement, all express or implied conditions, representations and warranties, including any implied warranty of merchantability, fitness for a particular purpose, or non-infringement, are disclaimed, except to the extent that such disclaimers are held to be legally invalid.

5.2) Licensed Product is not designed or intended for use in the design, construction, operation or maintenance of any nuclear facility. Sun disclaims any express or implied warranty of fitness for such uses.

6.0) Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR THE OTHER'S INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, NO MATTER WHAT THEORY OF LIABILITY, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY WILL NOT
APPLY: (i) IN THE EVENT THAT THE ACTION OR INACTION OF A PARTY RESULTS IN THE UNAUTHORIZED DISCLOSURE, DISTRIBUTION OR USE OF THE OTHER PARTY'S CONFIDENTIAL INFORMATION; (ii) WITH RESPECT TO ANY INDEMNIFICATION REQUIRED UNDER THIS AGREEMENT OR (iii) FOR CLAIMS ARISING OUT OF SECTION B.5.2. IN NO EVENT WILL AN ENTITY WORKING WITH SUN ON THE DEVELOPMENT AND SUPPLY OF ANY LICENSED PRODUCT OR PART THEREOF BE LIABLE UNDER THIS AGREEMENT.

7.0)  Trademarks and Special Program Logos.

7.1) "Sun Trademarks" means all names, marks, logos, designs, trade dress and other brand designations used by Sun in connection with Licensed Product. Applicant may refer to Licensed Product by the associated Sun Trademarks, provided that such reference is not misleading and complies with the then current Sun Trademark and Logo Policies. Applicant may not remove, alter, or add to any Sun Trademarks, nor may it co-logo Licensed Products. Applicant is granted no right, title or license to, or interest in, any Sun Trademarks. Applicant acknowledges Sun's and its licensors' rights in Sun Trademarks and agrees that any use of Sun Trademarks by Applicant will inure to the sole benefit of Sun and its licensors. Applicant agrees not to (i) challenge Sun Microsystems, Inc.'s or its licensors' ownership or use of, (ii) register, or
(iii) infringe any Sun Trademarks, nor will Applicant incorporate any Sun Trademarks into Applicant's trademarks, service marks, Applicant names, internet addresses, domain names, or any other similar designations. If Applicant acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately at no expense to Sun assign such rights to Sun or its licensors as applicable along with any associated goodwill, applications, and/or registrations.

7.2) Applicant may use the special program logo, if any, applicable to Applicant's channel (e.g. Authorized Applicant Logo) only: (i) as shown in the art work provided by Sun; (ii) in pre-sale marketing materials and advertising, but not on goods, packaging, product labels, documentation or other materials distributed with Sun products; (iii) in a manner no more prominent than Applicant's corporate name and logo; and (iv) otherwise in accordance with the then current Sun Trademark and Logo Policies.

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7.3)  Sun has the right to disclose and publish Applicant's name, address and profile information in connection with the Sun Software Channel Program.

8.0) Confidential Information. If Sun desires that information provided to Applicant under this Agreement be held in confidence, Sun will identify the information as confidential or proprietary. Applicant may not disclose Sun's confidential or proprietary information and may use it only for purposes specifically contemplated in this Agreement. Sun will treat tangible business and financial information of Applicant that has been previously identified as confidential, with the same degree of care as it does its own similar information. The foregoing obligations do not apply to information which: (i) is or becomes known by recipient without an obligation to maintain its confidentiality; (ii) is or becomes generally known to the public through no act or omission of recipient, or (iii) is independently developed by recipient without use of confidential or proprietary information. This Section B.8 will not affect any other confidential disclosure agreement between the parties.

9.0) Records and Audit Rights. During the term of this Agreement, and for a period of three (3) years thereafter, Applicant will maintain records and accounts sufficient to determine Applicant's compliance with the terms of this Agreement. These records and accounts will be kept in the English language. Sun has the right to audit Applicant's records and accounts after reasonable notice, no more frequently than once per calendar quarter. The right to audit may be exercised through an independent auditor of Sun's choice ("Auditor"). Auditor will be bound to keep confidential the details of the business affairs of Applicant and to limit disclosure of the results of any audit to only the sufficiency of the records and accounts, including, but not limited to, whether Applicant is in compliance with the terms of this Agreement.

10.0) Term and Termination.

10.1) This Agreement will commence upon the date Sun issues the Authorization to Applicant ("Effective Date"). Unless earlier terminated as provided, below, this Agreement will remain in effect until the date established in the following schedule:

      Effective Date           Expiration Date (of the following year)
      --------------           ---------------------------------------
      July 1 - September 30                  September 30
      October 1 - December 31                December 31
      January 1 - March 31                   March 31
      April 1 - June 30                      June 30

10.2) Either party may terminate this Agreement at any time upon thirty (30) days written notice to the other party.

10.3) Upon termination of this Agreement: (i) Applicant's rights under this Agreement will immediately terminate; (ii) Applicant must discontinue use of and destroy any confidential information provided by Sun and NFR Software in its control or possession; and (iii) Applicant must cease use of any Sun special program logos. Rights and obligations which by their nature should survive, will remain in effect after termination or expiration of this Agreement.

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11.0)  General Terms.

11.1) Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party, except that Sun may assign this Agreement to an affiliated company.

11.2) All written notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt.

11.3) All Licensed Products under this Agreement is subject to U.S. Export control laws and may be subject to export or import regulations in other countries. Applicant agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export or import as may be required after delivery to Applicant.

11.4) Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

11.5) Any action related to this Agreement will be governed by California law and controlling U.S. federal law. The United Nations' Convention on Contracts for the International Sale of Goods and the choice of law rules of any jurisdiction will not apply.

11.6) This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, or employment relationship. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

11.7) This Agreement (including the Guide) is the parties' entire agreement relating to its subject matter. It supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the parties relating to its subject matter during the term of this Agreement. Except for the Guide, which may be modified by Sun at any time without notice to Applicant, no modification to this Agreement will be binding, unless in writing and signed by an authorized representative of each party.


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I have read and agree to the terms of this Agreement and the Guide.

(Initial one) Sections A and B (reseller)  _____

    Section B (non-reseller)                 X
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Applicant:      Logical Design Solutions Inc.
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                      (printed or typed)

By:
Name:           E. Bruce Lovenberg
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                      (printed or typed)

Tile:           Chief Financial Officer
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                      (printed or typed)

Date:           August 23, 1999
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